AMENDED AND RESTATED
                                 RULE 18f-3 PLAN
                                       OF
                              DLJ OPPORTUNITY FUNDS
                   (formerly "DLJ Winthrop Opportunity Funds")

1. This plan is the written plan (the "Plan") contemplated by Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in connection with the issuance and distribution of multiple classes of shares representing interests in the same portfolio of securities of each of the DLJ Developing Markets Fund ("Developing Markets Fund"), the DLJ International Equity Fund ("International Equity Fund") (collectively, the Developing Markets Fund and International Equity Fund are the "International Funds"), the DLJ High Income Fund ("High Income Fund"), DLJ Municipal Money Fund ("Municipal Money Fund") and the DLJ U.S. Government Money Fund ("U.S. Government Money Fund") (collectively, the Municipal Money Fund and the U.S. Municipal Money Fund are the "Money Funds") or any future series of DLJ Opportunity Funds (the "Trust") that may be created (each, a "Fund").

2. The Trust may issue multiple classes of shares, subject to such front-end sales loads, contingent deferred sales loads, redemption fees, and waivers therefrom, each up to the maximum limit and to the maximum extent permitted by the rules and regulations of the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc., as such rules and regulations may be amended from time to time, as may be described in the Trust's Registration Statement from time to time as such changes may be approved by the Board of Trustees.

3. Each class shall have a different arrangement for shareholder services or the distribution of shares or both, and shall pay the expenses of that arrangement, except for Class D shares of a Fund which shall have no arrangement. Each class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of a Fund's assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes of the same Fund ("Other Class Expenses").

4. Each class may pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provisions in the advisory contract of the Fund to the different investment performance of each class.

5. Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement.

6. Each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.


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7. Each class shall have in all other respects the same rights and obligations as each other class.

8. Expenses may be waived or reimbursed by the Fund's adviser, underwriter, or any other provider of services to the Fund.

9. Other Class Expenses may include only (i) transfer agency fees attributable to a specific Class; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific Class; (iii) blue sky registration fees incurred by a Class; (iv) registration fees of the Securities and Exchange Commission (the "Commission") incurred by a Class; (v) the expenses of administra tive personnel and services as required to support the shareholders of a specific Class; (vi) litigation or other legal expenses relating solely to one Class; and (vii) Trustees' fees incurred as a result of issues relating to one Class.

10. On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the Act and otherwise, will monitor each Fund for the existence of any material conflicts among the interests of its several Classes. The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. DLJ Asset Management Group, Inc. (the "Adviser") and Donaldson, Lufkin & Jenrette Securities Corporation (the "Distributor") will be responsible for reporting any potential or existing conflicts to the Trustees. If a conflict arises, the Adviser and the Distributor will be responsible at their own cost for remedying such conflict by appropriate steps up to and including the establishment of a new registered management investment company.

11. The Trust's plans adopted under Rule 12b-1 under the Act (the "Rule 12b-1 Plan") provide that the Trustees will receive quarterly and annual statements complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only distribution expenditures properly attributable to the sale of a Class will be used to support the Rule 12b-1 fee charged to shareholders of such Class. Expenditures not related to the sale of a specific Class will not be presented to the Trustees to support Rule 12b-1 fees charged to shareholders of such Class. The statements, including the allocations upon which they are based, will be subject to the review and approval of the Independent Trustees in the exercise of their fiduciary duties.

12. Dividends paid by a Fund with respect to each Class, to the extent any dividends are paid, will be calculated in the same manner, at the same time and on the same day and will be in the same amount, except that fee payments made under the Rule 12b-1 Plan relating to the Classes will be borne exclusively by each Class and except that any Class Expenses may be borne by the applicable Class.


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13. For purposes of expressing an opinion on the financial statements of a Fund, the methodology and procedures for calculating the net asset value and dividends/distributions of the Fund's several classes and the proper allocation of income and expenses among such classes will be examined annually by the Fund's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted from time to time by the American Institute of Certified Public Accountants.

14. Income, realized and unrealized capital gains and losses, and expenses of the Fund not allocated to a particular class, except as set forth above, shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

15. Each Fund may be offered with an exchange privilege providing that securities of the class may be exchanged for certain securities of another Fund or a fund advised by the Trust's investment adviser or whose securities are distributed by the Trust's distributor or otherwise.

16. Each Fund may be offered with a conversion feature providing that shares of one class (the "Purchase Class") will be exchanged automatically for shares of another class (the "Target Class") after a specified period of time, provided that such conversion will be effected on the basis of the relative net asset values of the two classes without the imposition of any sales load, fee or other charge and that the expenses, including payments authorized under a Rule 12b-1 plan, for the Target Class are not higher than the expenses, including payments authorized under a Rule 12b-1 Plan for the Purchase Class; and, if the amount of expenses, including payments authorized under a Rule 12b-1 plan, for the Target Class are increased materially without approval of the shareholders of the Purchase Class, the Fund will establish a new Target Class for the Purchase Class on the same terms as applied to the Target Class before that increase.

17. Each Fund may offer a conversion feature providing that shares of a class in which an investor is no longer eligible to participate may be converted to shares of a class in which such investor is eligible to participate provided that such investor is given notice of the proposed conversion either at the time of purchase or subsequently and the conversion is effected on the basis of the relative net asset values of the two classes without the imposition of a sales load, fee or other charge.

18. Upon approval of this Plan, each Fund, except the Money Funds, will offer four classes of shares (each, a "Class") designated Class A, Class B, Class C and Class R and the High Income Fund and the International Equity Fund will offer a fifth class of shares, designated Class D. The Money Funds, at this time, offer only one class of shares. Each Fund reserves the right to issue additional classes.

      A. Class A shares of the International Funds and the High Income Fund are offered subject to a front-end sales load of up to 5.75% and 4.75%, respectively, as a percentage of the offering price, a limited contingent deferred sales charge


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            ("Limited CDSC") of the lesser of 1% of the net asset value at the time of purchase or at the time of redemption if redeemed within 12 months of purchase, if such purchases were made at net asset value and were subject to the Limited CDSC (i.e., purchases of $1,000,000 or more), a management fee of 1.25% of average daily net assets and a Rule 12b-1 fee of .25% of average daily net assets.

      B. Each Fund's Class B shares are offered subject to a CDSC of 4% if redeemed within 1 year after purchase, 3% if redeemed more than 1 year but less than 2 years after purchase, 2% if redeemed more than 2 years but less than 3 years after purchase, and 1% if redeemed more than 3 years but less than 4 years after purchase and 0% if redeemed more than 4 years after purchase.

      C. Each Fund's Class B shares also are subject to a management fee of 1.25% and a Rule 12b-1 fee at an annual rate of 1.00% of average daily net assets.

      D. Each Fund's Class C shares will be offered subject to a contingent deferred sales charge of 1% if redeemed within 1 year after purchase and 0% if redeemed more than 1 year after purchase; provided, however, that such CDSC may be waived in certain circumstances described in the Prospectus. Each Fund's Class C shares will be subject to a management fee as described in the Prospectus and a Rule 12b-1 fee at an annual rate of 1.00% per year of the average daily net assets of the Class C shares of such Fund consisting of
            (i) an asset-based sales charge of .75 of 1% per year of the average daily net assets of the Class C shares of such Fund and (ii) a service fee of .25 of 1% per year of the average daily net assets of the Class C shares of such Fund.

      E. Class D shares of the Funds offering such shares are not subject to any sales charges, distribution fees, or service fees.

      F. Each Fund's Class R shares will be offered without a front-end sales load or a contingent deferred sales charge but will be subject to a Rule 12b-1 fee at an annual rate of .25 of 1% of the average daily net assets of the Class R shares of such Fund.

      G. Except for shares acquired through reinvestment of dividends, each Fund's Class B shares held for eight years after purchase will be automatically converted into Class A shares of such Fund.

19. Shares of one Class of a Fund can be converted to the same Class of the other DLJ Opportunity Funds or exchanged for shares of the DLJ U.S. Government Money Fund or DLJ Municipal Money Fund or for shares of the same class of other DLJ Select Funds or DLJ Focus Funds, where legally permissible and as described in the Prospectus.


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20. This Plan is hereby approved by a majority of the Trustees of each Fund, including a majority of the Trustees who are not interested persons of each Fund (collectively, the "Trustees"). The Trustees have found that this Plan, including the expense allocation, is in the best interests of the Trust and the Funds. The Trustees have made this determination after requesting and evaluating such information as may be reasonably necessary to evaluate this Plan.


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